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                                                                   EXHIBIT 23.5


[LETTERHEAD OF EARTHSHELL CORPORATION]



Via FAX and MAIL


November 21, 1997


Dr. Vincent T. Breslin
Assistant Professor
The Research Foundation of
State University of New York
Stony Brook, NY 11794-3366

Dear Dr. Breslin:


     I tried to contact you by phone last week but was unsuccessful. As you may know, EarthShell Container Corporation (the "Company") intends to complete an initial public offering of its common stock. In connection with the initial public offering, the Company has filed a Registration Statement with the Securities and Exchange Commission which references certain information contained in a report prepared by you entitled "The Assessment of the Compostability of EarthShell Disposable Packaging" (the "Study") and identifies the Study as the source of such information. Attached is the excerpt from the Registration Statement regarding the Study. We would appreciate it if you would consent to the Company's use of this information and its identification of the Study in the Registration Statement by executing and dating this letter in the space provided below.

     If you have any questions, please call. Thank you.


Sincerely,


/s/ D. SCOTT HOUSTON
-------------------------
D. Scott Houston
Chief Financial Officer


Agreed and consented to this 25th day of November, 1997.

/s/ VINCENT T. BRESLIN
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Vincent T. Breslin

/s/ IVAR STRAND
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Ivar Strand
Contracts and Grants Administrator